EXHIBIT 11


                      STATEMENT REGARDING COMPUTATION
                           OF PER SHARE EARNINGS
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)



                                                For The Six Months
                                                  Ended 1/31/97
                                         Primary EPS       Fully Diluted
                                         -----------       -------------
Option shares assumed to be exercised          2,002               2,002
Proceeds upon exercise of options            $39,657             $39,657
Market price of shares
   Closing                                                       $23.875
   Average                                   $22.615
Treasury shares purchasable from
  option proceeds                              1,754               1,661
Common stock equivalents (excess
 shares under option over treasury
 shares thatcould be repurchased)                248                 341
Average number of shares outstanding          58,235              58,235
Total of common and common equivalent
  shares                                      58,483              58,576
Net income for the period                    $38,168             $38,168
Earnings per share                              $.65                $.65
Reported earnings per share                     $.66      Not Applicable
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